FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 29, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Plans Frac of Gorka Duchowna Well;
Reports Progress on Three Other Wells

Salt Lake City, October 29, 2013 – FX Energy, Inc. (NASDAQ: FXEN), reported that the Company plans to frac a tight gas zone in its Gorka Duchowna-1 well in Block 246 in central Poland, immediately west of the Fences Concession area, and approximately 5 kilometers south of the Bronsko and Koscian gas fields.  A drill stem test of an interval between 2,261-2,290 meters recovered gas and drilling mud with no water.  The methane content of the gas was reported as 69%.  Interpreted porosity in the zone ranges from 3% to 7%.  The Company plans to cement a 5 inch liner in the well to 2,315 meters, and prepare to frac the well.  Specific timing of the planned frac of the well has not been determined.  Block 246 and the Gorka Duchowna well are 100% owned and operated by FX Energy.

Jerzy Maciolek, Vice President of International Exploration, commented “The Gorka Duchowna-1 well intersected 200 meters of tight Carboniferous formation, with shows of gas that warrant fracking in the zones of better sand development.  We hope to complete the frac after the winter season.  Additionally, this well provided very important information about carboniferous rocks, TOC and tectonicity of this region, and it will serve as an anchor for future exploration efforts.”

Lisewo-2 well.  The Lisewo-2 well is drilling ahead at a depth of 3,470 meters toward a target depth of 3,880 meters.  The Lisewo-2 well is a development well that targets the Lisewo structure previously discovered by the Lisewo-1 well.  Lisewo-2 is intended to accelerate production from the structure.  The Lisewo production facility, scheduled to begin producing in mid-November, is designed to serve both Lisewo-1 and Lisewo-2, in addition to the Komorze-3 well.  The Lisewo-2 well is located in the Fences concession where the Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the working interest; FX Energy owns 49%.

Szymanowice-1 well.  The Szymanowice-1 well is drilling ahead at 2,373 meters.  Target depth of the well is approximately 3,615 meters and the well is expected to reach total depth of 3,750 meters in January, 2014.  The objective of the well is a Rotliegend structure identified on 3D seismic, located approximately 2 kilometers southeast of the Lisewo structure.  The Szymanowice-1 well is located in the Fences concession where PGNiG is the operator and owns 51% of the working interest; FX Energy owns 49%.

Tuchola Appraisal well.  The Company has started initial permit work on three possible offset locations to the Tuchola-3K discovery well.  The Company plans to begin drilling one of these offset locations before the end of this year, with results expected in the first quarter of 2014.  The Edge concessions, where the Tuchola wells are located, are 100% owned and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.